Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Franklin Ethereum Trust of our reports dated May 31, 2024 relating to the financial statements of Franklin Ethereum Trust and Franklin Ethereum ETF, which appear in this Registration Statement.  We also consent to the reference to us under the heading "Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 21, 2024